Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

EQUITY DISTRIBUTION ACQUISITION CORP.

Equity Distribution Acquisition Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”) (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Equity Distribution Acquisition Corp.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with Section 228 and Section 242 of the DGCL by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

THIRD: Whereas, Section 4.1 of the Certificate of the Corporation is hereby amended to add the following language immediately to the end of said Section 4.1:

Immediately upon the effectiveness of the Amendment (the “Effective Time”), each one (1) share of the Corporation’s Class B Common Stock, par value $0.0001 per share, issued and outstanding at the Effective Time shall automatically be changed into, reclassified and converted into 1.2 validly issued, fully paid and non-assessable shares of Class B Common Stock, without any action by the holder thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 17th day of September, 2020.

EQUITY DISTRIBUTION ACQUISITION CORP.

By:	/s/ Philip Tinkler
Name:	Philip Tinkler
Title:	Chief Financial Officer